UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
PURSUANT TO SECTIONS 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) April 29, 2026

Entegris, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32598	41-1941551
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

129 Concord Road, Billerica, MA	01821
(Address of principal executive offices)	(Zip Code)

(978) 436-6500
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value per share	ENTG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2026, Entegris, Inc., a Delaware corporation (the “Company”), announced the appointment of Sukhi Nagesh as the Company’s Senior Vice President and Chief Financial Officer, effective as of May 18, 2026 (the “Effective Date”).  Mr. Nagesh will succeed Michael Sauer, who has been serving as the Company’s Interim Chief Financial Officer since March 1, 2026.  On the Effective Date, Mr. Sauer will cease serving as the Company’s Interim Chief Financial Officer and will continue serving as Vice President, Chief Accounting Officer.  Mr. Sauer's departure from the Interim Chief Financial Officer role is not the result of any disagreement with the Company on any matter relating to its operations, policies, or practices.

Appointment of Sukhi Nagesh as Chief Financial Officer

Mr. Nagesh, age 55, is a seasoned finance and strategy executive with nearly 30 years of experience leading global financial operations, corporate strategy, and complex capital markets transactions in the semiconductor and technology industries.  Mr. Nagesh will join the Company having most recently served as Head of Corporate Development and M&A at The Nielsen Company, a global data and analytics company, since October 2023.  Prior to that, Mr. Nagesh served as Vice President of Corporate Development, Strategy and Investor Relations at GlobalFoundries Inc., a semiconductor manufacturing company, from June 2018 until January 2023.  Mr. Nagesh has also held leadership roles at Marvell Technology, Inc., a semiconductor solutions company. Earlier in his career, Mr. Nagesh worked as a semiconductor research analyst at Deutsche Bank and SG Cowen.  Before that, Mr. Nagesh worked as an engineer and in product marketing at semiconductor companies such as Applied Materials, Brooks Automation and Asyst Technologies.  Mr. Nagesh holds a Bachelor of Engineering in mechanical engineering from Bangalore University, a Master of Science degree in mechanical engineering from Colorado State University, and a Master of Business Administration degree from New York University’s Stern School of Business.

On April 29, 2026, the Company and Mr. Nagesh entered into an offer letter agreement (the “Offer Letter”).  The Offer Letter provides that Mr. Nagesh will receive a base salary of $590,000 per year and will be eligible to receive an annual target bonus under the Entegris Incentive Plan, which is the Company’s short-term incentive compensation plan, equal to 70% of his annual base salary, which such target bonus will be prorated for 2026.  The Offer Letter further provides that Mr. Nagesh is also eligible to receive a sign-on bonus of $200,000, subject to repayment in the event that Mr. Nagesh voluntarily resigns from the Company within 12 months following his date of hire.

The Offer Letter further provides that, in connection with his appointment as Senior Vice President and Chief Financial Officer of the Company, Mr. Nagesh will be awarded an initial equity grant with a target grant date value of $2,100,000 (the “Initial Equity Award”).  The Initial Equity Award will consist of 50% time-based restricted share units and 50% performance share units on substantially the same vesting schedule, terms and conditions applicable to awards granted to the other executive officers of the Company.

The Offer Letter further provides that Mr. Nagesh and the Company will enter into the Company’s Executive Change in Control Termination Agreement, the form of which is filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2016.  The Offer Letter also provides that in the event that the Company terminates Mr. Nagesh’s employment without cause and other than in connection with a change in control then, subject to the timely execution and nonrevocation of a release of claims in favor of the Company, Mr. Nagesh will be eligible to receive (i) a lump-sum cash severance payment equal to his then-current annual base salary and (ii) twelve months of subsidized medical coverage.  Mr. Nagesh will also enter into the Company’s standard form of indemnification agreement for executive officers, a copy of which was filed as Exhibit 10.30 to the Company’s Annual Report on Form 10-K for the fiscal year ended August 27, 2005.

There has been no arrangement or understanding between Mr. Nagesh and any other person pursuant to which Mr. Nagesh was selected to his position at the Company.  Additionally, Mr. Nagesh is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.  Furthermore, there is no family relationship between Mr. Nagesh and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company.

A copy of the press release announcing the appointment of Mr. Nagesh as the Company’s Senior Vice President and Chief Financial Officer is attached as Exhibit 99.1 and incorporated herein by reference.

The above description is a summary of the Offer Letter and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the full text of the Offer Letter, which will be filed as an exhibit to the next Quarterly Report on Form 10-Q of the Company and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated April 30, 2026, entitled “Entegris Announces Appointment of Sukhi Nagesh as Chief Financial Officer”

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
ENTEGRIS, INC.

Dated: April 30, 2026	By:	/s/ Joseph Colella
	Name:	Joseph Colella
	Title:	Senior Vice President, General Counsel and Secretary